Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201354

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 2, 2015)

10,000,000 Common Shares

Scorpio Bulkers Inc.

We are offering 10,000,000 of our common shares pursuant to this prospectus supplement.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “SALT.” On October 23, 2017, the last reported sale price of our common shares on the NYSE was $8.70 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 6 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $        PER SHARE

	Price to Public	Underwriting Discounts and Commissions*	Proceeds to Company
Per Share	$	$	$
Total	$	$	$

We expect to grant the underwriters an option for a period of 30 days to purchase up to 1,500,000 additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $        , and the total proceeds to us, before expenses, will be $        .

The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about October 27, 2017.

Sole Bookrunner

MORGAN STANLEY

Lead Manager

Clarksons Platou Securities

Co-Manager

Seaport Global Securities

Prospectus Supplement dated                 , 2017

Prospectus Supplement

Base Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All statements in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;

•	general drybulk shipping market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in the value of our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	compliance with, and liabilities under, governmental, tax, environmental and safety laws and regulations;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to successfully employ our existing and any newbuilding drybulk vessels;

S-iii

•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete planned acquisition transactions;

•	vessel breakdowns and instances of off-hire; and

•	drybulk shipping market trends, charter rates and factors affecting supply and demand.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference might not occur.

Please see the section entitled “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you in making an investment decision. You should carefully review the entire prospectus supplement and the accompanying base prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 6 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017.

Unless the context otherwise requires, when used in this prospectus supplement, the terms “Company,” “we,” “our” and “us” refer to Scorpio Bulkers Inc. and its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and the financial information presented in this prospectus supplement that is derived from financial statements incorporated herein by reference is prepared in accordance with U.S. GAAP.

The term “Scorpio Group Pools” refers to the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, which are spot market-oriented pools of similarly sized vessels operated by companies affiliated with us.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common shares.

OUR COMPANY

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes. As of October 23, 2017, our operating fleet of 53 vessels consisted of 52 wholly-owned drybulk vessels (including 18 Kamsarmax vessels and 34 Ultramax vessels, of which six Ultramax vessels are expected to be delivered to us during December 2017), and one time chartered-in Ultramax drybulk vessel, which we refer to collectively as our “Operating Fleet.” All of the vessels in our Operating Fleet are employed, or are expected to be employed, in the Scorpio Group Pools. Our owned fleet has total carrying capacity of approximately 3.6 million dwt and all of our owned vessels will have carrying capacities of greater than 60,000 dwt.

RECENT AND OTHER DEVELOPMENTS

Vessels Acquisition

During the third quarter of 2017, we entered into an agreement with an unaffiliated third party to acquire six Ultramax dry bulk vessels, or the Ultramax Acquisition Vessels, for an aggregate of $142.5 million. The vessels were constructed at a shipyard in China; three of the vessels were built in 2015, one was built in 2016, and two were built in 2017. As of October 20, 2017, we paid a 10% deposit toward the purchase price of these vessels, which will be held in escrow until each vessel is delivered to us. The acquisition, including the delivery of the Ultramax Acquisition Vessels, and payment of the remaining $128.3 million, is expected to occur in December 2017.

$85.5 Million Credit Facility

We received a commitment for a credit facility of up to $85.5 million from Nordea Bank AB, New York Branch, and Skandinaviska Enskilda Banken AB. The credit facility is expected to be used to finance a portion of the purchase price, in an amount up to 60% of the market value of the Ultramax Acquisition Vessels (discussed above). The credit facility is expected to have a final maturity date of February 15, 2023 and bear interest at LIBOR plus a margin of 2.85% per annum. The terms and conditions of the credit facility are expected to be similar to those set forth in our existing credit facilities. The credit facility is subject to customary conditions precedent and the execution of definitive documentation.

$19.6 Million Japanese Lease Financing

In October 2017, we entered into a financing transaction in respect of one of our Kamsarmax vessels with unaffiliated third parties in Japan. The cost of the financing is equivalent to an expected fixed interest rate of 4.24% for 10 years. If converted to floating interest rates, based on the expected weighted average life of the transaction, the equivalent margin at current swap rates would be LIBOR plus 2.07%.

The transaction involves the sale and leaseback of the SBI Rumba, a 2015-built Kamsarmax dry bulk vessel constructed at a shipyard in Japan, for consideration of approximately $19.6 million. As part of the transaction, we entered into a 9.5-year bareboat charter agreement with the buyers, and we have the option to extend for a further six months. The agreement also provides us with options to repurchase the vessel beginning on the fifth anniversary of the sale and until the end of the term of the agreement. This transaction, which shall be treated as a financial lease for accounting purposes, increases our liquidity by approximately $6.0 million, net of commissions and after our repayment of the vessel’s existing loan.

Share Repurchase Program

In September 2017, our Board of Directors authorized the repurchase of up to $50.0 million of our common stock in open market or privately negotiated transactions. The specific timing and amounts of the repurchases will be in the sole discretion of management and may vary based on market conditions and other factors, but we are not obligated under the terms of the program to repurchase any of our common stock. The authorization has no expiration date. As of October 23, 2017, no shares have been repurchased under the authorization.

Agreement to Time Charter-In One Ultramax Vessel

During the third quarter of 2017, we took delivery of the Ocean Phoenix Tree, which we agreed to time charter-in at approximately $10,125 per day for two years and can be extended for an additional year at approximately $10,885 per day at our option.

Dividend Declaration

On October 23, 2017, our Board of Directors declared a quarterly cash dividend of $0.02 per share, payable on or about December 15, 2017 to shareholders of record as of November 15, 2017.

OUR FLEET

The following tables set forth certain summary information regarding our Operating Fleet as of October 23, 2017.

Operating Fleet*

Owned vessels

Vessel Name	Year Built	DWT	Vessel Type
SBI Samba	2015	84,000	Kamsarmax
SBI Rumba	2015	84,000	Kamsarmax
SBI Capoeira	2015	82,000	Kamsarmax
SBI Electra	2015	82,000	Kamsarmax
SBI Carioca	2015	82,000	Kamsarmax
SBI Conga	2015	82,000	Kamsarmax
SBI Flamenco	2015	82,000	Kamsarmax
SBI Bolero	2015	82,000	Kamsarmax
SBI Sousta	2016	82,000	Kamsarmax
SBI Rock	2016	82,000	Kamsarmax
SBI Lambada	2016	82,000	Kamsarmax
SBI Reggae	2016	82,000	Kamsarmax
SBI Zumba	2016	82,000	Kamsarmax
SBI Macarena	2016	82,000	Kamsarmax
SBI Parapara	2017	82,000	Kamsarmax
SBI Mazurka	2017	82,000	Kamsarmax
SBI Swing	2017	82,000	Kamsarmax
SBI Jive	2017	82,000	Kamsarmax

Total Kamsarmax		1,480,000

SBI Antares	2015	61,000	Ultramax
SBI Athena	2015	64,000	Ultramax
SBI Bravo	2015	61,000	Ultramax
SBI Leo	2015	61,000	Ultramax
SBI Echo	2015	61,000	Ultramax
SBI Lyra	2015	61,000	Ultramax
SBI Tango	2015	61,000	Ultramax
SBI Maia	2015	61,000	Ultramax
SBI Hydra	2015	61,000	Ultramax
SBI Subaru	2015	61,000	Ultramax
SBI Pegasus	2015	64,000	Ultramax
SBI Ursa	2015	61,000	Ultramax
SBI Thalia	2015	64,000	Ultramax
SBI Cronos	2015	61,000	Ultramax
SBI Orion	2015	64,000	Ultramax
SBI Achilles	2016	61,000	Ultramax
SBI Hercules	2016	64,000	Ultramax
SBI Perseus	2016	64,000	Ultramax
SBI Hermes	2016	61,000	Ultramax
SBI Zeus	2016	60,200	Ultramax

Vessel Name	Year Built	DWT	Vessel Type
SBI Hyperion	2016	61,000	Ultramax
SBI Hera	2016	60,200	Ultramax
SBI Tethys	2016	61,000	Ultramax
SBI Phoebe	2016	64,000	Ultramax
SBI Poseidon	2016	60,200	Ultramax
SBI Apollo	2016	60,200	Ultramax
SBI Samson	2017	64,000	Ultramax
SBI Phoenix	2017	64,000	Ultramax
SBI Aries*	2015	63,500	Ultramax
SBI Taurus*	2015	63,500	Ultramax
SBI Gemini*	2015	63,500	Ultramax
SBI Pisces*	2016	63,500	Ultramax
SBI Libra*	2017	63,500	Ultramax
SBI Virgo*	2017	63,500	Ultramax

Total Ultramax		2,112,800

Aggregate Owned DWT		3,592,800

*	Vessel expected to be delivered to us during December 2017.

Time chartered-in vessels

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate	Earliest Expiry
Ultramax	2017	62,100	Japan	$10,125	30-Sept-19	(1)
Aggregate Time Chartered-in DWT		62,100

*	Our vessels are flagged in the Republic of the Marshall Islands or Liberia.
(1)	This vessel has been time chartered-in for 22 to 24 months, with such term to be determined at our option at $10,125 per day. We have the option to extend this time charter for one year at $10,855 per day.

CORPORATE INFORMATION

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our common shares have traded on the NYSE under the symbol “SALT” since December 12, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377-9798-5715. We also maintain an office at 150 East 58th Street, New York, NY 10155 and our telephone number at that address is (646) 432-1675. Our website on the Internet is www.scorpiobulkers.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

THE OFFERING

The Issuer	Scorpio Bulkers Inc., a Marshall Islands corporation

Common Shares Presently Outstanding	75,459,344(1)

Common Shares to be Offered by Us	10,000,000 (or 11,500,000 common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).

Common Shares to be Outstanding Immediately After This Offering	85,459,344 (or 86,959,344 common shares, assuming full exercise of the underwriters’ option to purchase additional common shares).(2)

Use of Proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering (or approximately $ million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, which may include the expansion of our fleet.

NYSE Symbol	“SALT”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 6 of the accompanying base prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	As of October 23, 2017.
(2)	Represents approximately 76% of our total authorized common stock based on the number of our outstanding common shares as of October 23, 2017, as adjusted for the common shares to be sold in this offering, assuming the underwriters’ option to purchase additional shares is not exercised.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to This Offering and Ownership of Our Common Shares

Investors may experience significant dilution as a result of this offering and future offerings.

Additional sales of our common shares, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Based on the offer and sale of 10,000,000 common shares in this offering, on an as-adjusted basis, as of October 23, 2017, we would have 85,459,344 common shares outstanding, which would have represented an increase of approximately 13.3% in our issued and outstanding common shares. Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

The market price of our common shares could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities. In the future, we may also issue our common shares in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. In addition, we may offer additional common shares in the future, whether or not in connection with investments or acquisitions, which may result in additional significant dilution.

For additional information, see the section of this prospectus supplement entitled “Dilution.”

The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

The market price of our common shares has fluctuated widely since our common shares began trading on the NYSE in December 2013, and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, particularly the drybulk sector, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. Further, there may be no continuing active or liquid public market for our common shares.

If the market price of our common shares falls below $5.00 per share, under NYSE rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $        million from this offering assuming the underwriters’ option to purchase additional common shares is not exercised, and approximately $        million if the underwriters’ option to purchase additional common shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes, which may include the expansion of our fleet.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017, on:

•	an actual basis;

•	an as adjusted basis to give effect to (i) a deposit of $14.3 million paid towards the acquisition of six Ultramax vessels and (ii) principal repayments on credit facilities during the period from October 1, 2017 through October 23, 2017; and

•	an as further adjusted basis to give effect to this offering.

There have been no other significant adjustments to our capitalization since September 30, 2017, as so adjusted.

You should read the information below together with the section of this prospectus supplement entitled “Use of Proceeds,” as well as the consolidated financial statements and related notes for the year ended December 31, 2016, filed with the Commission on February 28, 2017, and our Report on Form 6-K containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited consolidated financial statements and related notes thereto for the nine months ended September 30, 2017, filed with the Commission on October 24, 2017, each of which is incorporated by reference herein.

	As of September 30, 2017
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents	$62,395	$48,780

Current debt:
Bank loans	25,293	25,097
Non-current debt:
Bank loans, net	430,656	430,656
Senior Notes	73,625	73,625

Total debt	$529,574	$529,378

Shareholders’ equity:
Preferred Stock	$—	$—
Common Stock	753	753
Paid-in capital	1,724,858	1,724,858
Accumulated deficit	(817,154)	(817,154)

Total shareholders’ equity	$908,457	$908,457

Total capitalization	$1,438,031	$1,437,835

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value and the as adjusted(1) net tangible book value as of September 30, 2017 were $908.5 million in total and $12.04 per share for the number of shares of the existing shareholders at that date.

The as further adjusted net tangible book value as of September 30, 2017 would have been $        , or $        per common share after the issuance and sale by us of 10,000,000 common shares at $        per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate decrease in net tangible book value of $        per share to the existing shareholders and an immediate accretion in net tangible book value of $        per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of September 30, 2017:

Public offering price per common share	$
As adjusted net tangible book value per share before this offering		$12.04
Decrease in as adjusted net tangible book value attributable to new investors in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Accretion per share to new investors	$

The following table summarizes, as of September 30, 2017, on an as adjusted basis for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and average price per share paid by you as a new investor in this offering, based upon the public offering price of $        per share.

	As Adjusted Shares Outstanding(1)		Total Consideration			Average Price Per Share
	Number	Percent	Amount (in USD Thousands)		Percent
Existing shareholders	75,459,344			1,703,798			$22.58
New investors(*)

Total		100%	$		100%	$

(*)	Before deducting estimated expenses of this offering of approximately $ million.
(1)	The “as adjusted” amounts give effect to the adjustments further described in the section entitled “Capitalization” on page S-9 of this prospectus supplement.

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES

The following table sets forth the beneficial ownership of our common shares, as of October 23, 2017, held by each person or entity that we know beneficially owns 5% or more of our common shares and our executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares		Percentage Owned(1)
Scorpio Services Holding Limited	13,627,513	(2)	18.1%
GRM Investments Ltd.	12,839,327	(3)	17.0%
Raging Capital Management, LLC*	4,962,731	(4)	6.6%
Evermore Global Advisors, LLC*	4,351,926	(5)	5.8%
Directors and executive officers as a group	3,445,405		4.6%

(1)	Calculation based on 75,459,344 common shares outstanding as of October 23, 2017.
(2)	This information is derived from Schedule 13D/A filed with the SEC on June 23, 2016, adjusted for additional common shares issued to SSH as payment for fees pursuant to the Administrative Service Agreement and shares subsequently purchased by SSH in the open market. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of SSH. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of SSH, respectively.
(3)	This information is derived from Schedule 13G/A filed with the Commission on July 25, 2017.
(4)	This information is derived from Schedule 13G/A filed with the Commission on April 10, 2017.
(5)	This information is derived from Schedule 13G/A filed with the Commission on January 23, 2017.
*	Includes common shares held by funds managed thereby.

As of October 20, 2017, we had 55 shareholders of record, 12 of which were located in the United States and held an aggregate of 3,362,962 of our common shares, representing 4.46% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 70,495,174 of our common shares as of October 20, 2017. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

PRICE RANGE OF OUR COMMON SHARES

Our common shares have traded on the NYSE since December 12, 2013 under the symbol “SALT.” In addition, during the period from July 3, 2013 through July 31, 2014, our common shares minimally traded on the Norwegian OTC under the symbol “SALT.” The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.

All share prices have been adjusted to account for the one-for-twelve reverse stock split effected on December 31, 2015.

	NYSE
For the Fiscal Year Ended	High (U.S.$)	Low (U.S.$)
December 31, 2016	$8.34	$1.84
December 31, 2015	33.12	7.20
December 31, 2014	126.96	22.92
December 31, 2013 (beginning December 12, 2013)	120.60	112.56

	NYSE
For the Quarter Ended	High (U.S.$)	Low (U.S.$)
September 30, 2017	$8.40	$6.55
June 30, 2017	9.80	5.80
March 31, 2017	9.70	5.65
December 31, 2016	5.80	3.39
September 30, 2016	3.99	2.91
June 30, 2016	4.20	2.65
March 31, 2016	8.34	1.84
December 31, 2015	19.56	7.20
September 30, 2015	22.80	17.04
June 30, 2015	32.16	19.08
March 31, 2015	33.12	15.72

	NYSE
For the Month	High (U.S.$)	Low (U.S.$)
October 2017 (through and including October 23, 2017)	$8.70	$6.75
September 2017	7.95	6.85
August 2017	8.40	7.20
July 2017	7.65	6.55
June 2017	7.10	5.80
May 2017	7.50	5.80
April 2017	9.80	7.40

INDUSTRY AND MARKET CONDITIONS

The Drybulk Shipping Industry

Except as otherwise indicated, the statistical information and industry and market data contained in this section (the DATA) is based on or derived from statistical information and industry and market data collated and prepared by SSY Consultancy & Research Ltd (SSY). The data is based on SSY’s review of such statistical information and market data available at the time (including internal surveys and sources, independent financial information, independent external industry publications, reports or other publicly available information). Due to the incomplete nature of the statistical information and market data available, SSY has had to make some estimates where necessary when preparing the data. The data is subject to change and may differ from similar assessments obtained from other analysts of shipping markets. While reasonable care has been taken in the preparation of the data, SSY has not undertaken any independent verification of the information and market data obtained from published sources.

Industry Overview

Drybulk shipping mainly comprises the shipment of minerals, such as iron ore and coal, other industrial raw materials and various agricultural products. Of these, the major cargoes are iron ore, coal and grain. The remaining minor bulk cargoes include steel products, bauxite/alumina, nickel ore, cement, petroleum coke, forest products, fertilizers and non-grain agricultural products, such as sugar.

Charterers in the drybulk shipping industry range from cargo owners (such as mining companies and grain houses) to end-users (such as steel producers and power utilities) and also include a number of different trading companies and ship operators.

Total international seaborne drybulk trade is estimated to have reached a new annual record of approximately 4.35 billion tonnes in 2016. This represents an increase of an estimated 2.6% from the 2015 level and an estimated 21.4% from the 2011 level, which was below the compound annual average growth rate, or CAGR, for the period 2011 to 2016. With the exception of 2009 when the global economy was in recession, seaborne drybulk trade has recorded positive annual growth in every year since 1998. While only partial drybulk trade data are available for the first half of 2017, when aggregated they show positive year-on-year growth, albeit unevenly distributed between the various dry bulk cargo types, as described below.

World Seaborne Drybulk Trade

(million tonnes)

Cargo/Year	2011	2012	2013	2014	2015	2016	2011-16% Growth	CAGR
Major Bulks	2,469	2,610	2,825	2,999	2,993	3,078	25%	5%
Iron Ore	1,107	1,138	1,256	1,391	1,414	1,482	34%	6%
Coal	1,024	1,119	1,200	1,185	1,129	1,122	9%	2%
Grains	338	353	369	423	450	475	41%	7%
Minor Bulks	1,113	1,153	1,212	1,230	1,246	1,269	14%	3%

Total	3,582	3,763	4,037	4,229	4,239	4,347	21%	4%

Totals may not add due to rounding

Cargo Types

Iron ore: The key raw material for steelmaking, iron ore trade surged on the back of unprecedented Chinese import demand to be the single largest seaborne drybulk cargo, with annual volumes expanding more than three-

fold since 2000 to an estimated 1,482 million tonnes, or Mt, in 2016. Last year saw the sequence of annual increases extended to 15 years with volumes up by an estimated 4.8% from 2015 and 33.9% from 2011. This was much faster than the corresponding growth in world steel production, which rose by less than 1% in 2016 and by approximately 5.9% between 2011 and 2016. In addition to China which, as described elsewhere in this section, has become the dominant importer accounting for over two-thirds of seaborne imports in 2016, the main import markets for iron ore are Japan, Western Europe and South Korea. Exports are dominated by Australia and Brazil, which together account for over 80% of the seaborne market with a large majority of their cargoes carried by Capesize vessels given the favorable unit economies. This market share has increased from 71% in 2011, mainly due to the introduction of additional Australian export capacity, with both countries recording new annual export records in 2016. Other iron ore exporters include Canada, India, South Africa and West Africa.

Government trade data for Australia and Brazil in the first half of 2017 put their combined iron ore exports approximately 3.1% higher than in the same period of 2016. This was below the corresponding rate of growth in world crude steel production of 4.3%.

Coal: At an estimated 1,122 million tonnes in 2016, global seaborne coal trade declined by an estimated 0.6% from its 2015 level and represented a third consecutive year of decline. This contrasted with a CAGR of 2% for the entire five-year period from 2011 to 2016. Coal trade is comprised of two main categories: (1) steam coal (which is chiefly used for electricity generation, but also by industrial users, such as the cement industry) and (2) coking coal (a key input for blast furnace steelmaking). Both categories have experienced lower trade volumes since 2013, but in 2016 coking coal trade is estimated to have increased marginally.

Although the import market for coal was historically dominated by import demand from Japan and Western Europe, the last decade has seen China and India emerge as key importers of both categories of coal. The leading exporter of coking coal is Australia, followed by the United States and Canada. Indonesia is the largest exporter of steam coal, ahead of Australia, the former Soviet Union, Colombia, South Africa and the United States.

Between 2005 and 2013, China transformed from a major steam coal exporting nation to the single largest importer, representing the strength of the country’s domestic demand for power generation. In 2014, however, China recorded its first annual decline in steam coal imports since 2008, against the background of an oversupplied domestic coal market and government intervention to restrict imports. The rate of decline quickened in 2015, reducing the country’s steam coal imports to a six-year low, but the downward trend was reversed in 2016 with both coking and steam coal imports increasing, mainly as a result of government-driven cuts in domestic coal production. India remained the single largest importer in 2016, even though its annual volumes experienced a second consecutive year of net decline which, in direct contrast to China, was mainly due to rising domestic coal production. Japan, South Korea and Taiwan, together with Western Europe, remain major import markets, while South East Asia and Latin America have grown in importance as coal import generators. Although investments in new port facilities enabled the participation of Capesize vessels in the Asia-led coal trade growth during the period from 2010 to 2013, it has chiefly benefitted demand for Panamax and Handymax vessels.

In spite of further Chinese government interventions aimed at managing the domestic coal market, and estimated declines in Indian imports in the first half of 2017, available export data for January-June indicate year-on-year growth of approximately 2.0% in global seaborne coal trade.

Grains: Seaborne grain trade is comprised of wheat, coarse grains (corn, barley, oats, rye and sorghum) and soybeans/meal, which together totaled an estimated new record of 475 Mt in 2016, according to preliminary trade data. This was up by an estimated 5.4% from 2015 and compares with a CAGR of 7.1% for the period from 2011 to 2016, which is the highest of the major bulk cargoes. The upward trend in world grain trade continued in the first half of 2017, according to available data for the main grain exporting countries, which show aggregate year-on-year growth of approximately 4.6%. In addition, the grain trades remain an important source of freight market volatility due to both the seasonality of export flows and year-on-year variations in crop surpluses and deficits.

Soy is the largest of the three main categories of grain trade with Brazil, the United States and Argentina the leading export countries. The principal markets are in Europe and Far East Asia with China being the world’s single largest soybean importer. Shipments are dominated by Panamax and Handymax vessels. Wheat and coarse grains are also primarily carried by mid-size vessels with the United States, Canada, Russia, Ukraine, Argentina, Brazil, Australia and the European Union the main exporting regions. In addition to Far East Asia and Europe, the Middle East, Africa and Latin America are all significant import markets.

Minor Bulks: A diversity of cargo types are covered under this heading with different sets of demand drivers. Nevertheless, together at approximately 1.3 billion tonnes per annum these trades represent a major source of employment for the smaller Handysize and Handymax vessels.

In recent years growth in aggregate minor bulk trade volumes has been hampered by (1) government restrictions on the export of key industrial ores in South East Asia and (2) moves by key importing regions to protect domestic steel markets against imports. The former was led by an Indonesian ban on the export of unprocessed mineral ores beginning in January 2014, which reduced the country’s combined exports of bauxite and nickel ore from 121 Mt in 2013 to zero in 2015 and 2016. Bauxite trade did benefit from a sharp increase in exports from Malaysia in 2015, but in early 2016 the Malaysian government announced a temporary suspension of domestic bauxite mining, which has since been extended. This turned the focus of importers in China (the world’s biggest bauxite market) to longer haul supplies, particularly from West Africa (where fronthaul cargoes are now predominantly carried by Capesize vessels). Since the beginning of 2017 the Indonesian government has moved to partially relax its ban on unprocessed mineral ore exports with limited volumes beginning to emerge onto the international market. However, uncertainties continue to surround the availability of South East Asian mineral ores with, for example, the government of the Philippines reported to be considering a ban on its nickel ore exports.

Despite these constraints, total minor bulk trade is estimated to have achieved a new annual record in 2016. The estimated CAGR for minor bulk trade volumes for the period from 2011 to 2016 was 3%.

Demand for Drybulk Shipping

Drybulk trade is a function of levels of (a) economic activity, (b) the industrialization/urbanization of developing countries, (c) population growth (plus changes in dietary habits) and (d) regional shifts in cargo supply/demand balances, which can occur, for example, due to the development of new export/import capacity or depletion/development of mineral reserves. The distances shipped chiefly reflect regional commodity surpluses and deficits. Generally, the more concentrated the sources of cargo supply, the greater the average distance shipped.

Ship demand is determined by the overall volumes of cargo moved and the distance that these are shipped, or tonne-mile demand, as well as changes in vessel efficiency. These changes may be caused by such factors as (1) vessel speed (which will change in response to movements in fuel costs and freight market earnings); (2) port delays (which have been a common occurrence in the last 15 years as inland and port logistics in several key export areas struggled to meet surging global demand) and (3) laden to ballast ratios, or how much time vessels spend sailing empty on re-positioning voyages. Ballasting has also been on the increase over the last 10 to 15 years due to the widening imbalance in cargo flows between the Atlantic and Pacific Basins.

World seaborne drybulk trade followed a steady underlying upward trend during the 1980s and 1990s. CAGR in the major drybulk cargoes over this period was an estimated 2.5%, before accelerating sharply to 6.3% during the period from 2000 to 2009 and being sustained at an estimated 5.5% between 2010 and 2016.

The growth in drybulk trade volumes since 2000 has been primarily due to the rapid industrialization and urbanization of China. From approximately 130 Mt in 2000, Chinese drybulk imports have increased more than ten-fold, as illustrated in the chart below. Such an expansion was facilitated by investments in new mining and port facilities in key exporting areas around the world in response to Chinese-driven rises in commodity prices from 2004 to 2011.

The table below provides a more detailed comparison of China’s drybulk imports from 2011 to 2016, together with annualized data for 2017. This shows that, following its first annual decline in 17 years in 2015, positive growth resumed in 2016 with annual data indicating an increase in aggregate volumes of approximately 111.0 Mt last year to a new annual record of approximately 1,613 Mt. Corresponding import statistics for the period January-August 2017 annualise at approximately 1,713 Mt, or 8% above last year’s record, with all of the major cargo types contributing to this growth. Chinese imports of iron ore rose to a new annual record in 2016 and annualize at even higher level in 2017. After successive years of decline in 2014 and 2015, coal imports rose by more than 50 Mt in 2016 with positive year-on-year growth continuing in January-August 2017. Total grain imports are estimated to have fallen by 9.0 Mt last year despite a new high for soybeans, but an upward trend resumed in the first eight months of 2017.

Iron ore has been the leading source of growth in Chinese drybulk imports over the last five years. The 338 Mt increase in iron ore imports between 2011 and 2016 reflects not only increases in domestic steel production (and, therefore, iron ore consumption) to meet the needs of an industrializing and urbanizing economy, as well as historically high exports of steel products, but also the substitution of higher-quality imported iron ore for lower-quality domestic supplies. Consequently, iron ore imports have grown more rapidly than Chinese steel production over the last five years and now account for a large majority of Chinese iron ore consumption.

Growth in China’s iron ore trades has mainly been to the benefit of Capesize vessels, hauling cargoes from West Australia and Brazil. Australia and Indonesia are the primary sources of Chinese coal imports, while in the grain trades increased Chinese demand for soybeans from Latin America and the United States has boosted tonne-mile demand for Panamax and Supramax vessels.

Indonesia was the dominant supplier of bauxite and nickel ore to China until January 2014’s export restrictions. With Chinese buyers struggling to find alternative supplies from elsewhere, the country’s annual nickel ore imports fell to an annual total of 31.9 Mt in 2016 from a peak of 71.2 Mt in 2013. By contrast, after declining from 71.6 Mt in 2013 to 36.5 Mt in 2014, China’s bauxite imports partially rebounded to 56.1 Mt in 2015 and 52.1 Mt in 2016. The 2016 level included record imports from the Atlantic, where Guinea and Brazil were the prominent sources of supply. Chinese customs data for January-August 2017 show year-on-year growth of 33.6% in the country’s bauxite imports, including record volumes from Guinea which overtook Australia as the single largest supplier to China. During the same period, there was also positive, but more modest, year-on-year growth in China’s nickel ore imports of 8.2%.

Chinese Drybulk Imports

(Million Tonnes)

	2011	2015	2016	CAGR	2017
Iron Ore	686.8	953.3	1,024.7	+8%	1,071.6
Coal*	222.2	204.2	255.7	+3%	267.0
Bauxite/Alumina	47.1	60.8	55.1	+3%	70.0
Grains	58.0	114.4	105.1	+13%	121.9
Other**	166.4	168.8	172.1	+1%	182.8

Total of above	1,180.5	1,501.5	1,612.7	+7%	1,713.3

*	Includes lignite, which is excluded from SSY’s estimates for seaborne coal trade and categorized as a minor bulk.
**	Includes mineral ores (such as nickel), pulp/wood chip/logs and petroleum coke.

Source: Chinese Customs

Outside of China, most of the additional growth in drybulk cargo import demand during the past five years has been generated by other Asian economies. For example, and despite setbacks in 2015 and 2016, Indian coal imports in 2016 were estimated to be more than 70 Mt higher than their corresponding level in 2011, reflecting the strength of demand from electricity generators and the cement and steel industries. Although India has added several Capesize coal import terminals in recent years, a majority of the coal cargoes arriving in the country are shipped by Supramax, Panamax and Kamsarmax vessels. More established Asian import markets, such as Japan and South Korea, have also contributed to the region’s import growth with their combined imports of coal and iron ore increasing by an estimated 29 Mt between 2011 and 2016.

In contrast, European mineral imports have staged only a partial recovery from their cyclical lows in 2009 and have remained below their 2007 totals, partly due to persistently slow economic growth in the Eurozone, but also policy driven changes in the region’s energy mix away from coal. Consequently, Far East Asia’s share of world seaborne major bulk imports is estimated to have climbed above 75% from approximately 60% in the middle of the last decade and 50% to 55% in 2000.

As a result, the fastest drybulk trade growth has been seen within the Pacific Basin, which has been supplemented by increases in front-haul trade from the Atlantic to the Pacific (chiefly iron ore on Capesize vessels and grains on Panamaxes and Supramaxes).

Drybulk Global Fleet

The cargoes outlined above are predominantly carried by drybulk carriers of more than 10,000 dwt. Drybulk carriers are single-decked ships that transport dry cargoes in “bulk” form, that is loose within cargo holds, rather than in bags, crates or on pallets. As of the end of September 2017, the total fleet of 10,000+ dwt drybulk carriers numbered approximately 10,674 vessels of 806.1 million deadweight tonnes, or Mdwt.

This fleet is divided into four principal size segments: Handysize (10,000-39,999 dwt), Handymax (40,000-64,999 dwt), Panamax (65,000-99,999 dwt) and Capesize (100,000+ dwt). Aside from size, the main distinction between drybulk vessel types is whether they are geared (that is, equipped with cranes for loading/discharge) or gearless. The main characteristics of these four vessel types are summarized below, while the table below summarizes the current structure of the fleet by age and size. It shows that in terms of deadweight capacity, the Capesize sector is the largest with 40.2% of the end-of-September 2017 total, followed by Panamaxes at 25.0%, Handymaxes at 23.6% and Handysizes at 11.2%.

Handysize (10,000-39,999 dwt): These ships carry the widest range of cargoes of any drybulk size segment and are the most dependent on the minor bulks for employment. They are usually equipped with cargo-handling gear (cranes or derricks) and are widely used on routes to and from draft-restricted ports that (a) cannot receive larger ships and (b) often lack their own land-based cargo-handling equipment. Many such loading or discharge facilities are located in the developing nations. Due to the limited economies of scale that these vessels offer, compared to larger tonnage vessels, many of these ships are extensively employed on intra-regional, shorter-haul trades. Special designs of ship are associated with the carriage of such cargoes as steel products and logs, or open-hatch and log-fitted vessels; while some variants also exist in terms of cargo-handling equipment, such as grab-fitted tonnage possessing scoops that facilitate unloading of certain cargo types.

Handymax (40,000-64,999 dwt): This segment of the drybulk carrier fleet contains three distinct sub-categories—the traditional Handymax size (40,000-49,999 dwt), the Supramax size (50,000-59,999 dwt) and the Ultramax size (60,000-64,999 dwt). There are some Ultramax newbuilding designs of above 65,000 dwt, but as these are much fewer in number than existing gearless vessels of 65-69.9 kdwt, they currently fall in SSY’s

Panamax size range. Despite their increased size, these vessels retain a high degree of trading flexibility as their cargo gear enables them to load and/or discharge at ports with limited facilities. They are more widely deployed on longer-haul routes than are Handysizes (due to the greater scale economies that they offer). Whereas the traditional Handymax types have gained market share from the sub-40,000 dwt fleet of Handysizes over the past 20 years, the new generation of Supramax and Ultramax vessels are also competing for business on Panamax routes.

Panamax (65,000-99,999 dwt): The strict definition of a Panamax bulk carrier is a ship able to transit the Panama Canal fully laden. However, in recent years this definition has become blurred as (1) only a minority of the vessels in this size range pass through the Panama Canal in any 12-month period and (2) the opening of an additional trade lane with a new set of locks in mid-2016 expanded the Panama Canal’s dimensions to enable the transit of ships of maximum beam, or extreme vessel breadth, of 49 metres, maximum length overall, or LOA, of 366m and maximum draft of 15.2m tropical fresh water, or TFW. This compares with the pre-existing, and still operational, locks which can accommodate ships to a maximum of 32.3m beam, 294.1m LOA and 12m TFW draft. For these reasons our fleet definition stretches from 65,000 to 99,999 dwt, encompassing three main sub-types: traditional Panamaxes (70,000-79,999 dwt), Kamsarmaxes (82,000-83,000 dwt, which prior to the enlargement were the largest bulk carrier to transit the Panama Canal fully laden) and post-Panamaxes (85,000-99,999 dwt). The base load demand for these vessel types is provided by coal and grain cargoes, although they also participate in a number of other trades (including iron ore, bauxite and fertilizers). Only a small minority of vessels in this size range are equipped with cargo gear as most of the ports served have well developed cargo loading or discharge terminals.

Capesize (100,000+dwt): These ships are almost exclusively deployed in the iron ore and coal trades, which benefit most from their scale economies. There are three main sub-types: small Capes (100,000-119,999 dwt), standard Capes (160,000-209,999 dwt, which are mainly concentrated between 170,000 dwt and 180,000 dwt, but also include Newcastlemaxes of 200,000-209,999 dwt) and Very Large Ore Carriers (220,000 dwt and above).

Drybulk Carrier Fleet by Size/Age (Million Dwt):

As of September 30, 2017

Built/Dwt	10-39,999	40-64,999	65-99,999	100,000+	Total
Pre-1993	4.7	3.8	2.7	4.2	15.3
1993-97	6.6	9.7	8.9	16.5	41.6
1998-02	7.3	14.4	22.9	14.1	58.6
2003-07	8.9	23.2	30.0	42.3	104.3
2008-12	37.6	77.1	76.4	155.7	346.7
2013-17	25.0	62.2	60.9	91.5	239.6

Total Fleet	90.0	190.3	201.7	324.1	806.1

Average Age	10 Yrs	8 Yrs	8 Yrs	7 Yrs	9 Yrs

Totals may not add due to rounding

Ownership

Unlike other specialist areas of the world shipping fleet, ownership in the drybulk segment is highly fragmented, with SSY’s database showing approximately 2,000 different owners. The largest 50 owners account for approximately 34% of the fleet in terms of deadweight carrying capacity, but this includes a large number of Chinese-flagged vessels that will trade on domestic as well as international routes.

While such analysis will tend to understate levels of market concentration, due to the operation of vessel pools and chartered in fleets, the drybulk segment is sufficiently competitive to ensure that vessel spot market earnings are extremely responsive to fluctuations in the supply/demand balance globally and regionally.

Supply of Drybulk Shipping

The supply of drybulk carriers is fundamentally determined by the delivery of new vessels from the world’s shipbuilding industry and the removal of older vessels, mainly through demolition.

Newbuilding deliveries not only reflect the demand from ship owners for new tonnage, but also available shipyard capacity. Following a sharp upswing in demand for new vessels in all of the main sectors of the commercial shipping industry during the last decade, and an accompanying rise in shipbuilding prices to record levels in 2007 to 2008, there was a massive China-led expansion in world shipbuilding capacity. In the case of the drybulk sector, annual newbuilding deliveries surged from 24.4 Mdwt in 2008 (and an average of 19.1 Mdwt p.a. between 2000 and 2007, inclusive) to 44.3 Mdwt in 2009, 79.7 Mdwt in 2010 and a peak of 100.0 Mdwt in 2012.

The resulting impact on freight market balances and vessel earnings, as described elsewhere in this section, led to sharply-reduced levels of drybulk carrier ordering in 2011 and 2012, which led to a slower pace of newbuilding deliveries in 2013 at an estimated 61.6 Mdwt followed by a further slowdown to 47.7 Mdwt in 2014.

There was an increase in drybulk carrier newbuilding investments during 2013, which continued into 2014 and reversed the downward trend in the newbuilding orderbook. These orders were focused on new, more fuel-efficient ship designs, for which shipyard descriptions offer significantly lower fuel consumption compared with existing vessels through a combination of new technology main engines and refinements of hull forms.

The rising costs of bunker fuels between 2004 and 2012 are illustrated in the chart below, which is based on the 52,454 dwt Supramax vessel specifications used by the Baltic Exchange in constructing its daily Supramax Index until the end of March 2017 (when it was replaced by a vessel of 58,238 dwt). Our calculations assume 30 tonnes of 380cst fuel oil per day at 14.0 knots laden/14.5 knots ballast and use estimated bunker prices in Singapore. This shows an increase at sea, at full speed, from approximately $5,400 per day in 2004 to approximately $20,000 per day in 2012. Reflecting the general decline in world oil prices, there was a sharp reduction in bunker fuel costs between September 2014 and the first quarter of 2016. In the case of our Supramax example, the annual average fell from approximately $16,800/day in 2014 to approximately $7,000 per day in 2016. However, a partial rebound in global oil prices from the lows of early 2016 lifted estimated Supramax bunkering costs to an average of approximately $9,400/day for the period January-September 2017. SSY stresses that (1) there is a wide variance in individual vessel fuel consumptions, even within the same size segments, and (2) as described earlier in this section, vessels have been operating at slower speeds in order to lower their daily fuel consumption and costs.

Reflecting the increased ordering of more fuel-efficient vessels, there was a small net rise in drybulk carrier newbuilding deliveries in 2015 to 48.7 Mdwt, but the downward trend resumed in 2016 with the annual newbuilding delivery total of 47.0 Mdwt the lowest since 2009. Total drybulk carrier deliveries in January-September 2017 of 34.7 Mdwt were an estimated 12.9% below the corresponding level in 2016 and, with 10.0 Mdwt of scheduled 2017 deliveries left in the end-September orderbook, this suggests another annual fall this year.

After a sharp reduction in new drybulk carrier ordering in 2015 and 2016, in response to the deterioration in freight market conditions, there has been some revival in the contracting of new vessels in 2017 to date as vessel earnings have firmed. Nevertheless, at an estimated 64.9 Mdwt, the total tonnage on order at the end of September 2017 represented approximately 8.1% of the existing fleet, compared with 9.8% at the end of December 2016. This was the lowest end-year share since 2002 and compared with an estimated 15.7% as of the end of 2015 and year-end highs of 56.1% in 2007, 57.3% in 2009 and 67.6% in 2008, as illustrated in the chart below.

The table below summarizes the confirmed drybulk carrier orderbook as of the end of September 2017, by vessel size and scheduled year of delivery. These delivery dates can be subject to delay with actual deliveries in recent years significantly lagging scheduled totals. For example, 2016 deliveries were an estimated 47% below the scheduled total as of January 1, 2016, which compared with a corresponding average rate of slippage from scheduled delivery dates in the previous five years of approximately 31.7%.

Drybulk Carrier Newbuilding Orderbook by Size Range (Million Dwt):

As of September 30, 2017

Delivery	10-39,999	40-64,999	65-99,999	100,000+	Total
2017	1.6	3.3	2.4	2.7	10.0
2018	2.3	4.6	5.6	14.2	26.7
2019	1.5	2.1	3.6	13.1	20.2
2020+	0.3	0.7	1.4	5.8	8.1

Total	5.6	10.6	12.9	35.7	64.9

% of Fleet	6.3%	5.6%	6.4%	11.0%	8.1%

Totals may not add due to rounding

Typically drybulk carriers are scrapped between the ages of 25 and 30 years, but the removal of vessels of 20-24 years is common during periods of freight market weakness, and there have also been examples of scrapping of 15-19 year-old vessels (especially in the larger-sized vessels). In 2016, the average age of Handysize vessels scrapped was 29 years, for Handymax it was 23 years, for Panamax it was 21 years and for Capesize vessels it was 20 years. However, demolition is not simply a function of the fleet’s age profile. Several factors will influence an owner’s decision on whether to scrap older vessels, notably (1) actual and anticipated returns from the charter market, (2) the relative running costs of the vessel, (3) prospective expenditure at classification society surveys (which, as well as general costs of repair and maintenance can be impacted by new regulations, such as the International Maritime Organization’s convention on Ballast Water Management, where effective implementation for existing vessels is now scheduled to enter force in September 2019) and (4) the second-hand re-sale value (that is, whether it provides a premium to scrap). For much of the period from 2000 to 2009, returns from the drybulk charter markets supported continued investment in vessel life extension, and scrapping volumes fell to minimal levels. This, however, ensured an accumulation of older tonnage in the fleet and, as a result, demolition proved extremely responsive to a deterioration in freight market conditions. For instance, deletions from the drybulk fleet rose from 3.6 Mdwt in 2008 to 14.7 Mdwt in 2009 and reached a new annual record of 35.4 Mdwt in 2012. Deletions subsequently dropped to 15.9 Mdwt in 2014, before 2015 brought a sharp rebound in drybulk carrier demolition activity with total annual deletions of 30.0 Mdwt with a similar 29.8 Mdwt removed in 2016. Deletions in January-September 2017 of 11.6 Mdwt were down by 56.1% on the same period last year, according to our current estimates.

As the chart below illustrates, historically high levels of ship demolition contributed to a marked slowdown in the rate of drybulk carrier net fleet growth in 2015 and 2016 with the estimated 2.3% rise in 2016 representing the lowest annual percentage increase since the 1990s. This compares with 2.5% in 2015, 4.5% in 2014 and an average of 11.3% p.a. over the five year period from 2009 to 2013. However, there has been some re-acceleration in fleet supply growth with a net rise in total drybulk tonnage of 2.9% between 1 January and 30 September 2017.

Demolition has also contributed to the uneven development of drybulk carrier fleet supply over the past five years. In particular, the removal of elderly Handysize vessels, combined with the relatively modest newbuilding program in this sector compared with the other sizes, ensured that the 10,000-39,999 dwt Handysize fleet grew at an estimated CAGR of 1.2% between 2011 and 2016, compared with 6.1% for 40,000-64,999 dwt Handymaxes, 6.6% for 65,000-99,999 dwt Panamaxes and 4.9% for 100,000+ dwt Capes. Since the end of 2011, the Handysize sector’s share of total dwt capacity has fallen from an estimated 13.6% to 11.2% as of the end of September 2017. By contrast, the same period saw an increased share of the fleet accounted for by 65,000-99,999 dwt Panamaxes, rising from 23.3% to 25.0%, and 40,000-64,999 dwt Handymaxes, from 22.4% to 23.6%. The 100,000+ dwt Capesize sector recorded a modest net decline, from 40.7% to 40.2%.

Despite the increased levels of demolition in recent years, there remained approximately 15.3 Mdwt of ships aged 25 years or older in the drybulk carrier fleet as of the end of September 2017, with an additional 41.6 Mdwt aged 20 to 24 years and 58.6 Mdwt aged 15 to 20 years. The highest concentration of vessels 20+ years old was in the Handysize sector, accounting for 12.5% of dwt capacity in this size range as of the end of September 2017, compared with 7.1% of Handymaxes, 5.7% of Panamaxes and 6.4% of Capesizes.

Charter Market & Freight Rates

The chartering of drybulk vessels can take several different forms, the most typical of which are summarized below.

(a) Single voyage (“spot”) charter

This involves the hire of a vessel for just one stipulated voyage, carrying a designated quantity of a named commodity. For most such charters, an individual ship is specified that will carry out the voyage to be undertaken. The terms of the agreement between the charterer and vessel owner usually define the port (or ports) of cargo loading and discharge, the dates between which the cargo is to be loaded, and the cargo-handling terms. The vessel owner will receive from the charterer a mutually agreed-upon payment (normally quoted as a US$ per ton freight rate). In return, the ship owner pays all voyage expenses (such as the costs of fuel consumed on the voyage, plus port expenses), all operating costs (such as insurance and crewing of the vessel), and capital expenses (such as the servicing of any mortgage debt on the ship).

(b) Contract of affreightment, or COA

Under a COA, the vessel owner and charterer agree to terms for the carriage of a designated volume of a given commodity on a specified route (or routes), with such shipments being carried out on a regular basis. The agreement does not normally identify an individual ship that will be used to fulfill its terms, but includes more general specifications on the vessels to be used (such as maximum age). Under the terms of a COA, freight is normally paid on a mutually agreed-upon US$ per ton basis, with the vessel owner then meeting all voyage, operating and capital costs incurred in the execution of such a charter.

(c) Time charter

Under a time charter, the charterer takes the ship on hire for either (1) a trip between designated delivery and re-delivery positions or (2) for a designated period (for example, 12 months). The freight rate agreed upon between the ship owner and charterer is in terms of a daily hire rate (in US dollars), rather than as a US$ per ton figure. For longer term period charters, this may escalate at a rate mutually agreed upon between vessel owner and charterer. Under the terms of such charters, the vessel owner meets the ship’s operating and capital costs, with the charterer paying all variable voyage expenses (mainly fuel costs, plus port and canal dues). In addition, and unless otherwise stipulated in the charter agreement, the period charterer is able to trade the vessel to and from whichever loading and discharge ports that it may choose, carrying whichever cargoes they prefer.

(d) Bareboat charter

Under a bareboat charter, the vessel owner effectively relinquishes control of its ship to the charterer (usually for a period of several years). The ship owner receives an agreed-upon level of remuneration (which may again escalate at a mutually agreed-upon rate) for the duration of the charter, and remains responsible for the vessel’s capital costs. In return, the charterer assumes total control of the vessel, thereby becoming responsible for operating the ship and meeting all costs of such operation (such as crewing, repairs and maintenance), as well as the direct voyage expenses incurred (such as fuel costs and port expenses) when it is trading.

Freight Rates

Freight rates are determined by the balance of tonnage demand and tonnage supply. Primarily as the result of record newbuilding deliveries, fleet utilization rates have dropped sharply from the peak levels of 2007, as illustrated by movements in key freight market indicators.

Given the diversity of routes and cargoes traded by the drybulk fleet, freight market measures tend to focus on average worldwide spot earnings (expressed in US$ per day). The most recognized of these measures are published on a daily basis by the Baltic Exchange in London. In addition to global averages for standard designs of Handysize (28,000 dwt), Supramax (58,328 dwt), Panamax (74,000 dwt) and Capesize (180,000 dwt) vessels, together with a number of component routes, the Baltic Exchange also publishes a daily composite Index for the entire drybulk market (the BDI or Baltic Exchange Dry Index).

From its all-time high of almost 12,000 points in May 2008, just prior to the global financial crisis, the BDI fell to below 700 points in December of the same year. After partial recovery in 2009, negative pressure on freight markets returned under the weight of sustained fleet supply growth. At 920 points in 2012, the BDI’s annual average was a 26-year low. The corresponding 2013 level was 1,206 points and included the highest quarterly average for two years in the fourth quarter of 2013 (1,854 points) against the background of sharply-reduced fleet supply growth and new peaks for drybulk trade.

Volatility remained a feature of drybulk spot markets in 2014 with the BDI ranging between 2,113 and 723 points, but its annual average of 1,105 points was below the corresponding 2013 level. Spot market weakness intensified in 2015, chiefly due to the sharp slowdown in drybulk trade growth, with the BDI’s annual average falling to 718 points. This was followed by new daily (290 points) and monthly (307 points) lows in February 2016, when weak global steel production, disruptions to cargo availability and lower bunker prices, together with negative seasonal factors, all contributed to the further weakening in the freight market. From these record lows, the BDI did rebound to 1,257 points during November and averaged 994 points in the fourth quarter of 2016, which was the highest quarterly average since the fourth quarter of 2014. However, this could not prevent 2016 from recording the BDI’s lowest annual average since its inception in 1985 at 673 points. In the first nine months of 2017, the BDI fluctuated between a low of 685 points and a high of 1,503 points, averaging 1,029 points which was approximately 80% higher than for the same period in 2016.

The first of the charts below traces developments in representative 12-month charter rates for the four main vessel sizes from January 2002 to the end of September 2017, encompassing the all-time highs in vessel earnings and the subsequent slump in rates. The second chart looks in more detail at developments since the beginning of 2011. It shows the Capesize-led rebound from mid-2013 to the first quarter of 2014 and subsequent slide to the depressed levels in the first quarter of 2016 before a partial revival during the second half of 2016 and the further increases observed in the first nine months of 2017. These assessments are based on existing modern (that is, under 10 years of age) vessels. Within these individual size ranges, period rates will vary according to such factors as vessel age, size, fuel consumption and yard of build.

Although both charts show the extent to which vessel earnings in the different size ranges move broadly in tandem, they also highlight that the sharpness of market rises and falls vary in degree. Those size groups that carry the narrowest range of cargoes, or those employed on the least number of routes, tend to experience the greatest variations in charter rates. Hence, in the drybulk shipping sector, earnings of Capesizes have been prone to fluctuate to a far greater degree than those of smaller vessels (with their greater trading versatility, assisted by the cargo gear on these vessel types).

Asset Values

In addition to the global balance between the demand for new vessels and available shipbuilding capacity, newbuilding prices are also influenced by changes in vessel construction costs, due to such factors as movements in steel plate prices or exchange rates against the U.S. dollar in key shipbuilding nations (principally China, Japan and South Korea).

Panamax bulk carrier newbuilding prices in Japan peaked at $56 million in the third quarter of 2008 and subsequently fell to $29 million in the final quarter of 2012. By the end of 2013 Japanese prices had climbed to a 38-month high of $35 million, chiefly as the result of recovering newbuilding demand, and remained at similar levels through much of 2014. However, prices entered a downward trend in 2015 which continued into 2016 and, by the final quarter of last year, Japanese Panamax newbuilding prices reached their lowest level since 2003 at an estimated $23.5 million. During 2017 there has been a partial rebound in Japanese prices to an estimated $26.5 million at the end of September 2017.

Second-hand values are primarily shaped by actual and anticipated earnings, newbuilding replacement costs (which are relevant for modern vessels) and residual scrap value (more relevant for older units). To an extent, prices are also influenced by the availability and cost of ship financing, as this will help to determine whether investors are able to realize their demand for new or second-hand vessels.

The charts below compare the development of representative newbuilding, five-year old and ten-year old second-hand prices for Handysize, Handymax, Panamax and Capesize vessels since 2002. Individual vessel prices vary according to such factors as specific size, age, cargo gear, yard of build and fuel consumption. Following the pattern of the charter markets, prices peaked between mid-2007 and mid-2008. Such was the shortage of shipbuilding capacity during that period, with a lengthening lead time between contracting and delivery, that demand for existing vessels with prompt delivery briefly created the unusual situation where second-hand vessels were priced at a premium to newbuildings.

Consequently, the percentage decline in second-hand prices between 2008 and 2012 was more severe than for newbuildings. Prices showed a firmer trend from the beginning of 2013 to March 2014, when five-year old values rose by an average of approximately 50%, led by a 60-70% increase in Capesize prices. The onset of generally weaker spot and period charter rates began to erode second-hand values during the latter months of 2014, and downward pressure intensified during 2015 and into 2016, sharply reducing prices. By the end of February 2016, Panamax five-year old prices of approximately $11.0 million were at their lowest since the 1980s. However, from these lows, second-hand prices have shown a significant improvement, with Panamax five-year old values reaching approximately $14.0 million at the end of 2016 and approximately $19.5 million in September 2017. There were similar percentage rises in Supramax and Handysize five-year old prices over the same 18-month period, while Capesize values are estimated to have shown a smaller percentage increase.

TAX CONSIDERATIONS

Please see the section entitled “Item 10. Additional Information—E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017 and incorporated herein by reference. For purposes of this prospectus supplement, the discussion set forth in this section of our Form 20-F applies only to persons considering an investment in our common shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Clarksons Platou Securities, Inc.
Seaport Global Securities LLC

Total	10,000,000

Clarksons Platou Securities AS is the parent company of Clarksons Platou Securities, Inc. Clarksons Platou Securities AS is not a US registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We expect to grant the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,500,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, provided, however, that the amount paid by the underwriters for any additional shares shall be reduced by an amount per share equal to any dividends declared by us and payable on the 10,000,000 common shares but not payable on such additional shares. The underwriters may exercise this option if the underwriters sell more than 10,000,000 shares in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                common shares.

	Per Share	No Exercise	Total Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $        million.

Our common stock is listed on the NYSE under the symbol “SALT”.

Scorpio Bulkers Inc. and its directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus, or the Restricted Period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common stock whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•	transfers or distributions of common shares or any security convertible into common stock (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common shares, shall be required or shall be voluntary during the Restricted Period;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that such plan does not provide for the transfer of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made;

•	awards under our Equity Incentive Plan; or

•	sales or transfers during the Restricted Period with respect to an aggregate of no more than 750,000 shares of common stock, in the aggregate by all parties subject to similar restrictions.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions of $        million, are approximately $        million, which includes legal, accounting and printing costs and various other fees associated with the offering of the common stock.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters and/or selling group members, if any, participating in this offering. Morgan Stanley & Co. LLC may agree to allocate a number of common shares for sale to on-line brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Pricing of the Offering

The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (each, a Member State), no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of our common stock is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the representatives and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares of our common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of common shares have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of w interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission Registration Fee	$	*
NYSE Supplemental Listing Fee		$10,000
Printing and Engraving Expenses	$
Legal Fees and Expenses	$
Accountants’ Fees and Expenses		$50,000
Miscellaneous Costs	$

Total	$

*	The Commission Registration Fee of $76,502, covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-201354) filed with the Commission with an effective date of January 15, 2015, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters have been represented in connection with this offering by Davis Polk and Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDUSTRY AND MARKET DATA

The discussions contained under the heading “Industry and Market Conditions” have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date of this prospectus supplement.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement on Form F-3 (Registration No. 333-201354) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the document listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, containing our audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2016;

•	Our Report on Form 6-K, filed with the Commission on April 20, 2017 (announcing financial results for the first quarter of 2017), July 24, 2017 (announcing financial results for the second quarter of 2017), September 29, 2017 (announcing resignation of the Company’s general counsel) and October 23, 2017, excluding the quote of the Company’s Chairman & CEO included therein (announcing financial results for the third quarter of 2017); and

•	Our Report on Form 6-K, filed with the Commission on October 24, 2017, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim consolidated financial statements and related notes thereto for the nine months ended September 30, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5715	150 East 58th Street, New York, NY 10155 Tel: (646) 432-1675

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

Common shares, preferred shares, debt securities,

warrants, rights, purchase contracts, and units

and

up to 83,348,978 of our common shares

offered by the selling shareholders

SCORPIO BULKERS INC.

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our rights,

(6)	our purchase contracts, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 83,348,978 of our common shares. The selling shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on these selling shareholders will be described in a prospectus supplement and the times and manner in which they may offer and sell our common shares will be described in a prospectus supplement under the sections entitled “Selling Shareholders” and “Plan of Distribution” set forth therein. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange under the symbol “SALT” and our 7.50% senior notes due 2019 are listed on the New York Stock Exchange under the symbol “SLTB.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2015.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares. This prospectus provides you with a general description of the securities we or the selling shareholders may offer. We will provide updated information if required whenever we or the selling shareholders offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

(i)

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

(ii)

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Scorpio Bulkers Inc. and all of its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

Our Company

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that recent advances in shipbuilding design and technology should make this generation of vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 22 drybulk vessels, of which 20 are vessels that we charter-in and two are recently delivered Kamsarmax vessels, with an aggregate carrying capacity of approximately 1.7 million dwt. We refer to these vessels as our Operating Fleet. We also have two time charter-in contracts that are scheduled to commence during the first half of 2015 and contracts for the construction of 71 newbuilding drybulk vessels, excluding contracts for the construction of seven newbuilding drybulk vessels (described below) that we have either sold or have classified as held for sale, at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $2,662.9 million, including 29 Ultramax vessels, 20 Kamsarmax vessels and 22 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 7.4 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: 45 vessels in 2015 and 26 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. In addition, on November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to certain institutional investors, certain of our executive officers and SSH in a private offering, which we refer to as the November 2014 Private Placement.

On December 17, 2014, we announced that it has (i) reached agreements with shipyards in South Korea and Romania to modify six newbuilding contracts for Capesize bulk carriers into newbuilding contracts for LR2 product tankers, (ii) reached an agreement to sell four of these LR2 newbuilding contracts to Scorpio Tankers Inc. (“Scorpio Tankers”), a related party, and (iii) granted options to Scorpio Tankers Inc. to purchase the two remaining LR2 newbuilding contracts. The sale price for each of the four LR2 newbuilding contracts is $51.0 million. The two option contracts, which expire on May 31, 2015, may be exercised by Scorpio Tankers Inc. for a fixed purchase price of $52.5 million for each contract. We expect to record an aggregate loss on disposal of approximately $41 million on the four modified newbuilding contracts. We also expect to record an aggregate loss of approximately $14 million on the potential disposal of the two option modified newbuilding contracts, which will be reclassified on the balance sheet as assets held for sale. The independent members of our Board of Directors unanimously approved the transaction with Scorpio Tankers Inc. described in the preceding paragraphs. At the purchase prices indicated above, a sale of all six modified newbuilding contracts will result in an estimated reduction of future cash obligations of approximately $120 million.

On December 19, 2014 we announced that we entered into an agreement to sell a Kamsarmax newbuilding dry bulk vessel for approximately $30.7 million. The vessel is currently being constructed at Tsuneishi Group (Zhoushan) Shipbuilding Inc., and has an expected delivery date in the third quarter of 2015.

As of September 30, 2014, we have paid a total of $863.3 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program, including $96.4 million associated with the Kamsarmax we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers. We plan to finance the remaining contractual commitments of $2,175.5 million, which amount includes the remaining commitments of $279.5 million on the Kamsarmax vessel we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers, with cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, potential sales of vessels under construction, and subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us.

Our Co-Founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products. As of December 30, 2014, it owned or had contracted for the construction of approximately 75 tanker vessels. Mr. Lauro is currently its Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, and Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, has a senior management position at the Scorpio Group, and was formerly the President and Chief Operating Officer of OMI Corporation, or OMI, which was a publicly traded shipping company. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

Our Relationship with the Scorpio Group

Our primary objective is to profitably grow our business and increase shareholder value by focusing on latest generation drybulk carriers. We intend to leverage the relationships, expertise and reputation of the Scorpio Tankers and the Scorpio Group (described below) to manage, service and employ our fleet and to identify opportunities to expand our fleet through newbuildings and selective acquisitions.

We believe that one of our principal strengths is our relationship with Scorpio Tankers and the Scorpio Group of companies. Our vessel operations are managed under the supervision of our board of directors, by our management team and by companies that are members of the Scorpio Group. We expect that our relationship with Scorpio Tankers and the Scorpio Group of companies will give us access to their relationships with major international charterers, lenders and shipbuilders. We will have access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe will allow us to compete more effectively and operate our vessels on a cost efficient basis. The Scorpio Group, through SSH, beneficially owns approximately 1.0% of our common shares, excluding the common shares to be issued pursuant to the Administrative Services Agreement.

In addition to our relationship with Scorpio Tankers, we believe there are opportunities for us to benefit from operational, charterer and shipyard-based synergies due to our broader shared relationship with the Scorpio Group which includes:

•	SSM, which provides vessel technical management services for approximately 40 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels.

•	SCM, which provides vessel commercial management services for approximately 100 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels. SCM manages approximately 75 vessels (excluding the vessels in our fleet) through the spot market-oriented Scorpio Group Pools, which currently include the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool, Scorpio Handymax Tanker Pool, the Scorpio Ultramax Pool, Scorpio Kamsarmax Pool and the Scorpio Capesize Pool.

•	SSH, which provides us and related entities with administrative services and services related to the acquisition of vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio Tankers or the Scorpio Group.

As described above, Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls SCM, our commercial manager, and SSM, our technical manager. These relationships, and other relationships between certain of our executive officers and members of the Scorpio Group, may create certain conflicts of interest between us, on the one hand, and other members of the Scorpio Group, including our commercial and technical manager, on the other hand. For example, our Chief Executive Officer, President, and Chief Operating Officer each participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers, and are not required to work fulltime on our affairs. We expect that each of our executive officers devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our executive officers named above serve in similar positions in the Scorpio Group. This may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. As result of these conflicts, it is not certain that these conflicts of interest will be resolved in our favor, and other members of the Scorpio Group, who have limited contractual duties, may favor their own or other owners’ interest over our interests.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in “total annual gross revenues” during our most recently completed fiscal year, if we become a “large accelerated filer” with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377 9798 5716. We expect to own our vessels through separate wholly-owned subsidiaries that will be incorporated in the Republic of the Marshall Islands, the Republic of Malta or other jurisdictions generally acceptable to lenders in the shipping industry. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

The following diagram depicts our simplified organizational structure:

The Securities We or the Selling Shareholders May Offer

We may use this prospectus to offer up to $500,000,000 of our:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the selling shareholders to be named in a prospectus supplement may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	fluctuations in interest rates;

•	general drybulk market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire;

•	other important factors described in “Risk Factors” beginning on page 6; and

•	other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2014, and for the period from March 20, 2013 (date of inception) to December 31, 2013.

	Nine Months Ended September 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
(Dollars in Thousands)
Earnings:
Net loss	$(44,567)	$(6,307)
Plus: Fixed charges (calculated below)	16,489	—

Earnings Available to Cover Fixed Charges	$(28,078)	$(6,307)

Fixed charges:
Interest component of rent (1)	$16,489	$—

Fixed charges	$16,489	$—

Ratio of earnings to fixed charges	*	*

(1)	Represents one-third of charterhire expense, which is the proportion deemed representative of the interest factor.
*	For the nine months ended September 30, 2014 and for the period from March 20, 2013 (date of inception) to December 31, 2013, earnings were inadequate to cover fixed charges by $44,567 and $6,307, respectively.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions or for general corporate purposes or combination thereof.

We will not receive any proceeds from any sales of our securities by the selling shareholders.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information relating to our capitalization.

PRICE RANGE OF COMMON STOCK

Our common shares have traded on the New York Stock Exchange since December 12, 2013 under the symbol “SALT.” In addition, during the period from July 3, 2013 through July 31, 2014, our common shares traded on the Norwegian OTC under the symbol “SALT.” The following table sets forth the high and low prices for our common shares for the periods indicated, as reported by the New York Stock Exchange and the Norwegian OTC, respectively. On December 30, 2014, the exchange rate between the Norwegian Kroner and the U.S. dollar was NOK7.4297 to one U.S. dollar, based on the Bloomberg Composite Rate in effect on that date.

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Fiscal Year Ended:
December 31, 2014	10.73		1.76		10.21	**	9.57	**
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Quarter Ended:
December 31, 2014	6.08		1.76		—		—
September 30, 2014	9.09		5.75			***		***
June 30, 2014	10.33		8.30			***		***
March 31, 2014	10.73		9.09		10.21		9.57
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Month:
December 2014	3.29		1.76		—		—
November 2014	4.95		3.27		—		—
October 2014	6.08		4.00		—		—
September 2014	8.26		5.75		—		—
August 2014	8.26		7.56		—		—
July 2014	9.09		7.59			***		***

*	Period for the NYSE begins on December 12, 2013.
**	Period for the Norwegian OTC List ends on July 31, 2014.
***	There were no reported trades on the Norwegian OTC List for the period indicated.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the selling shareholders may enter into hedging transactions with respect to our securities. For example, we or the selling shareholders may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholders to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and officers, of which we are aware as of the date of this prospectus.

Name	No. of Shares	% Owned (1)
Monarch Alternative Capital LP (2)(8)	25,270,600	14.0%
Galahad Securities Limited	20,878,167	11.6%
Avenue Capital Management II, L.P. (3)(8)	14,161,040	7.9%
Avenue Europe International Management, L.P. (3)(8)	2,372,887	1.3%
York Capital Management Global Advisors, LLC (4)(8)	10,659,000	5.9%
BlueMountain Capital Management LLC (5)(8)	9,924,606	5.5%
Blue Mountain Credit Alternatives Master Fund L.P. (8)	7,124,536	4.0%
Scorpio Services Holding Limited	5,493,893	3.0%
Directors and executive officers as a group (7)	5,074,675	2.8%

(1)	Calculated based on 180,299,695 common shares outstanding as of December 31, 2014.
(2)	This information is derived from Schedule 13G/A filed with the SEC on December 24, 2014.
(3)	This information is derived from Schedule 13G/A filed with the SEC on November 25, 2014. Each of Avenue Capital Management II, L.P. and Avenue Europe International Management, L.P. is an investment advisor to, and holds such common shares for the benefit of, various funds.
(4)	This information is derived from Schedule 13G filed with the SEC on February 14, 2014.
(5)	This information is derived from Schedule 13G filed with the SEC on September 12, 2014.
(6)	This information is derived from Schedule 13G filed with the SEC on October 17, 2014.
(7)	Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Services Holdings Limited, respectively.
(8)	Includes common shares held by funds managed thereby.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this registration statement, an aggregate of up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 450,000,000 common shares, par value $0.01 per share, of which 180,299,695 common shares were issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

On March 20, 2013, we issued 1,500 common shares to SSH in connection with our initial capitalization.

Between July 1, 2013 and July 16, 2013, we issued and sold 31,250,000 common shares (including 1,500 common shares issued in connection with our formation), par value $0.01 per share, for net proceeds of $242.8 million; on September 24, 2013, we issued and sold an additional 33,400,000 common shares for net proceeds of $290.2 million; and on October 31, 2013, we issued and sold an additional 32,590,411 common shares for net proceeds of $291.0 million. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to “qualified institutional buyers” as defined in, and in reliance on Rule 144A of the Securities Act. We refer to these three equity private placements collectively as the “Norwegian Private Placements.”

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in the Norwegian Private Placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%.

During the third quarter of 2014, we issued an aggregate of 52,394 common shares to SSH pursuant to the Administrative Services Agreement in connection with the delivery of two vessels to us.

On November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to SSH, certain of our executive officers, and certain institutional investors in a private offering.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Upon the completion of this offering, our board of directors will consist of five members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•	any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;

•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Registration Rights

We have agreed to register for resale up to 10,863,500 of our common shares purchased in one of the Norwegian Private Placements within 30 days of the request of the holder made at any time after the earlier of the closing of our initial public offering or the commencement of our Exchange Offer.

We have also entered into a registration rights agreement with the purchasers in the November 2014 Private Placement, pursuant to which we have agreed to register for resale 40,000,000 of our common shares purchased in our November 2014 Private Placement, plus the common shares held by the purchasers in that offering as of the date of the registration rights agreement. The common shares to be registered for the selling shareholders under the registration statement of which this prospectus forms a part are being registered pursuant to the registration rights agreement.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman, chief executive officer and president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$76,502
FINRA fees		$101,450
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the period from March 20, 2013 (date of inception) to December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDUSTRY AND MARKET DATA

The industry-related discussions contained in the section “Item 4. Information on the Company—B. Business Overview—Industry Market Conditions” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the Commission on January 2, 2015, which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2014;

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on December 10, 2013, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

(011) 377 9798 5716

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

10,000,000 Common Shares

Scorpio Bulkers Inc.

PROSPECTUS SUPPLEMENT

                    , 2017

MORGAN STANLEY

Clarksons Platou Securities

Seaport Global Securities